Exhibit 10.15

SEVERANCE AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 20, 2020 (the “Effective Date”), between Steve Williams (the “Employee”), and SomaLogic, Inc. (the “Company”).

RECITALS

A. Employee is currently employed by the Company as its Chief Medical Officer.

B. The Company desires to continue the employment of the Employee as an at-will employee of the Company in an executive and/or management capacity, in which capacity the Employee has received and will continue to receive Proprietary Information (as defined below) and Trade Secrets (as defined below) from the Company.

C. The Employee is willing and agrees to accept such continued employment on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby agrees to continue the employment of the Employee on an at-will basis, and the Employee hereby accepts such employment, upon the terms and conditions of this Agreement.

2. Title; Reporting. The Employee shall have the title of Chief Medical Officer, unless and until such time as the Company decides to change the Employee’s title. Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”), unless and until such time the CEO or his designee or successor changes such reporting responsibility.

3. Duties. The Employee shall perform and discharge well and faithfully for the Company the Employee’s duties and responsibilities as an employee of the Company, including such management activities as are assigned to the Employee. The Employee shall devote all of his full business time and attention to the performance of his duties hereunder (vacations and absences due to illness excluded) faithfully and to the best of his abilities, and the Employee shall not engage in any other business, profession or occupation, for compensation or otherwise, which would interfere or conflict with the performance of the Employee’s services hereunder or duties to the Company.

4. At-Will Employment Relationship. The Employee’s employment under this Agreement will be in effect from the Effective Date until the date of termination of the employment of the Employee (the “Termination Date”) in the manner set forth in Section 6 (the “Term”). The Employee is an at-will employee of the Company, and neither this Agreement nor any written or oral communication or course of performance by the parties before or after the Effective Date shall be construed to alter or modify in any way the at-will employment status of the Employee. The parties acknowledge that (i) the Company has the right to terminate the employment of the Employee with the Company at any time and for any reason, and (ii) the Employee has the right to terminate the Employee’s employment with the Company at any time and for any reason, in each case in accordance with Section 6. Nothing in any Company communication, document, policy, or procedure is intended to create a promise or representation of continued employment or employment for a fixed period of time. Similarly, no wage increase, promotion, length of service, oral promise by any person, or any other aspect of the employment relationship that may arise shall change the ability of either the Company or the Employee to terminate the employment relationship at will.

5. Compensation. As full compensation for all services to be rendered by the Employee to the Company, in all capacities, during the Term, the Employee shall receive the following compensation and benefits:

5.1 Base Salary. The Company shall pay the Employee an annual rate of base salary of $391,563.36 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly (“Base Salary”). The Employee’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. The Employee’s Base Salary may not be decreased during the Term, other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives.

5.2 Medical Insurance and Other Benefits. For so long as the Employee remains employed by the Company, the Employee shall be eligible to receive such medical, paid time off and other benefits as are furnished to similarly situated employees of the Company (subject to and to the extent permitted by the Company’s plan documents). In the event of the Employee’s termination of employment with the Company for any reason, the eligibility for and continuation, provision, accrual and vesting of any employee benefits with respect to the Employee or the Employee’s dependents shall be governed solely by the operative documents relating to such benefits and applicable law.

5.3 Expense Reimbursement. The Company will pay or reimburse the Employee for such business travel or other business expenses as the Employee may reasonably incur while the Employee is employed by the Company in connection with the performance of the Employee’s duties hereunder, but only to the extent that the Employee furnishes the Company with evidence substantiating all such expenses and any other expenses that comply with the Company’s policies regarding the reimbursement of such expenses. The Company may from time to time reasonably require or request such documentation or additional documentation. Any reimbursement of such expenses made to the Employee pursuant to this Section 5.4 will be made within a reasonable time following the Employee’s substantiation of the amount and type of expenses incurred but in no event later than the last day of the calendar year following the calendar year to which such expense relates.

5.4 Incentive Bonus. The Employee will be eligible to receive an annual incentive bonus of up to 30% of Employee’s base salary (“Incentive Bonus”), for achievement of certain financial targets and other performance metrics as mutually determined by the Employee and the CEO.

5.5 Equity Awards. During the Term, the Employee shall be eligible to participate in the Company’s 2017 Equity Incentive Plan or any successor plan, subject to the terms of the 2017 Equity Incentive Plan or successor plan, as determined by the Board in its discretion. To the extent applicable, the Employee will also continue to participate in the Company’s 2009 Equity Incentive Plan subject to the terms of that plan.

5.6 Full Compensation. Except as may be provided in Section 6 hereof, the Employee acknowledges and agrees that the compensation described in this Section 5 is the only compensation to which the Employee is entitled for any and all services rendered by the Employee to the Company.

6. Termination. The following provisions shall apply to the termination of the Employee’s employment with the Company:

6.1 Termination upon Death. If the Employee dies at a time when the Employee is employed by the Company, both the Term and the Employee’s employment shall terminate as of the date of the Employee’s death.

6.2 Termination upon Disability. If the Employee becomes physically or mentally disabled, whether totally or partially, during the time period during which he is employed by the Company, so that the Employee is unable to perform his essential job functions hereunder, with or without reasonable accommodation in accordance with applicable law, as determined by the Company in its good faith judgment, for (i) a period of ninety (90) consecutive days, or (ii) for shorter periods aggregating 120 days during any twelve-month period (any such event, as determined by the Company, being referred to herein as “Disability”), the Company may, by written notice to the Employee, terminate the Employee’s employment, in which event the Term and the Employee’s employment shall terminate ten (10) days after the date upon which the Company delivers notice to the Employee of its intention to terminate the Employee’s employment because of Disability.

6.3 Termination by the Company for Cause. The Company may, by written notice to the Employee, terminate the Employee for Cause (as defined below), in which event both the Term and the Employee’s employment with the Company shall terminate immediately upon delivery of such notice of termination. As used herein, the term “Cause” shall mean any one or more of the following:

(a)  the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, involves fraud, dishonesty or moral turpitude, or results in the imposition of a term of imprisonment;

(b) the occurrence of any of the following acts on the part of the Employee:

(i) fraud, willful or intentional misconduct or gross negligence in connection with the business of the Company;

(ii) embezzlement or misappropriation of any funds of the Company;

(iii) alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the Employee to perform the Employee’s duties to the Company;

(iv) failure to comply with any Company policy, practice, procedure, or directive in any material respect, including those regarding harassment or discrimination in employment that, if capable of being cured, is not cured within thirty (30) days after the Company delivers written notice to the Employee of such material breach; or

(v) dishonesty or a breach of the Employee’s duty of loyalty that has adversely affected or could reasonably be expected to adversely affect the Company in any material respect;

(c)  the Employee’s excessive absenteeism, or unreasonable neglect or abandonment of his duties; or

(d) the Employee’s material breach of any provision of this Agreement that, if capable of being cured, is not cured within thirty (30) days after the Company delivers written notice to the Employee of such material breach.

For avoidance of doubt, each of the matters described in subparagraphs (a), (b), (c) and (d) above of this Section 6.3 is a separate and independent basis constituting “Cause” under this Agreement.

6.4 Termination by the Company without Cause. The Company may, by written notice to the Employee, terminate the Employee without Cause at any time and for any reason, in which event both the Term and the Employee’s employment with the Company shall terminate on the date set forth in the notice of termination without Cause by the Company.

6.5 Termination by the Employee for any Reason (other than Good Reason). The Employee, by written notice to the CEO, may terminate his employment with the Company at any time and for any reason (other than Good Reason (as defined below)), in which event both the Term and the Employee’s employment with the Company shall terminate on a date specified by the Employee in his notice of termination, which date shall be not earlier than 30 days after the date of delivery of such notice of termination to the Company (provided that the Company may accelerate the Termination Date, and pay the Employee for the remaining notice period).

6.6 Termination by the Employee for Good Reason. The Employee may, by written notice to the CEO, terminate his employment with the Company for Good Reason, in which event both the Term and the Employee’s employment with the Company shall terminate immediately upon delivery of such notice of termination. As used herein, the term “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Employee’s written consent:

(a)  a material reduction in the Employee’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated employees in substantially the same proportions;

(b) a material reduction in the Employee’s Incentive Bonus opportunity;

(c)  a relocation of the Employee’s principal place of employment by more than 50 miles;

(d) any material breach by the Company of any material provision of this Agreement;

(e)  the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(f)  a material, adverse change in the Employee’s title, authority, duties or responsibilities;

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 15 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Employee does not provide written notice to terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

6.7 Termination Due to Change of Control. The Company or its successor may terminate the Employee upon or following a Change in Control without Cause pursuant to Section 6.4, and the Employee may elect to terminate his employment upon or following a Change in Control for Good Reason pursuant to Section 6.6 should any of the listed reasons occur. In the event of the Employee’s termination upon a Change in Control or without Cause or for Good Reason during the 12-month period following a Change in Control, the Employee will be entitled to the severance benefits set forth in Section 6.8(c). “Change of Control” means the occurrence of one or more of the following events:

(a) a sale of all or substantially all of the assets of the Company; (b) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by one or more persons or entities by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the outstanding securities of the surviving or acquiring entity; or (c) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

6.8 Effect of Termination.

(a)  In the case of a termination pursuant to any of the applicable termination provisions of this Agreement, the following provisions shall apply:

(i) The Company shall pay to the Employee (or, in the case of death, his estate) (A) all Base Salary that has been earned and not been paid as of the Termination Date in accordance with the Company’s customary payroll schedules for salaried employees, and (B) any employment benefits that have fully accrued and vested but not been paid as of the Termination Date in accordance with the terms of any applicable employment benefit arrangements and applicable law.

(ii) All other rights and benefits of the Employee hereunder shall terminate upon such termination, except for (A) any right of the Employee or his dependents to continue benefits pursuant to applicable law, or (B) any rights that the Employee may have under Section 6.8(b) as a result of a termination pursuant to Sections 6.4 or 6.6 or any rights that the Employee may have under Section 6.8(c) as a result of a termination pursuant to Section 6.7.

(b) In the case of a termination pursuant to Sections 6.4 or 6.6 (but not any other termination provisions of this Agreement), subject to the Employee (or his estate, as applicable) first executing a waiver and release in a form to be provided by the Company that releases all claims that the Employee may have against the Company, and its and their equity owners, officers, directors, managers and employees, such that the release is effective, with all revocation periods having expired unexercised, within 60 days after the Termination Date (the date on which the release becomes effective, the “Release Effective Date”), the Employee shall be entitled to severance payments in an amount equal to twelve (12) months of the Employee’s monthly Base Salary in effect as of the Termination Date. The Company shall increase the monthly severance payment owed to the Employee hereunder by the monthly COBRA premium necessary to reimburse the Employee for continued health care coverage for the Employee and his dependents (provided that the Employee has properly and timely elected coverage under COBRA, the Employee has not secured alternate health care coverage, and such COBRA premiums are not otherwise being paid by another entity) for each month of monthly severance. All severance payments made pursuant to this Section 6.8(b) shall be payable to the Employee by the Company in monthly installments commencing on the first normal payroll date following the Release Effective Date. Notwithstanding the foregoing, if the Termination Date and the last day of the 60-day release period occur in two different calendar years (regardless of when the Release Effective Date occurs), no payment that is so treated as “deferred compensation” pursuant to Section 409A of the Code (as defined below) shall be made or commence pursuant to this Section 6.8(b) earlier than the first day of such second calendar year, regardless of the Release Effective Date. Company shall have no obligation to make or continue the severance payments set forth herein if the Employee breaches Sections 6.8(d), 7, or 9.

(c)  In the case of a termination pursuant to Section 6.7 (but not any other termination provisions of this Agreement), subject to the Employee (or his estate, as applicable) first executing a waiver and release in a form to be provided by the Company that releases all claims that the Employee may have against the Company, and its and their equity owners, officers, directors, managers and employees, such that the release is effective, with all revocation periods having expired unexercised, within 60 days after the Termination Date (the date on which the release becomes effective, the “Release Effective Date”), the Employee shall be entitled to severance payments in an amount equal to twelve (12) months of the Employee’s monthly Base Salary in effect as of the Termination Date, plus the amount of the Employee’s full Incentive Bonus for the year in which the termination takes place without regard to whether the Employee achieves those financial targets and other performance metrics determined by the Employee and the CEO pursuant to Section 5.4. The Company shall increase the monthly severance payment owed to the Employee hereunder by the monthly COBRA premium necessary to reimburse the Employee for continued health care coverage for the Employee and his dependents (provided that the Employee has properly and timely elected coverage under COBRA, the Employee has not secured alternate health care coverage, and such COBRA premiums are not otherwise being paid by another entity) for each month of monthly severance. In addition, in the case of a termination pursuant to Section 6.7, and notwithstanding the terms of the 2017 Equity Incentive Plan and the 2009 Equity Incentive Plan (if applicable) or any related documents or agreements, all outstanding unvested stock options granted to the Employee shall become fully vested and exercisable for the remainder of their full term. All severance payments made pursuant to this Section 6.8(c) shall be payable to the Employee by the Company in monthly installments commencing on the first normal payroll date following the Release Effective Date. Notwithstanding the foregoing, if the Termination Date and the last day of the 60-day release period occur in two different calendar years (regardless of when the Release Effective Date occurs), no payment that is so treated as “deferred compensation” pursuant to Section 409A of the Code (as defined below) shall be made or commence pursuant to this Section 6.8(c) earlier than the first day of such second calendar year, regardless of the Release Effective Date. Company shall have no obligation to make or continue the severance payments set forth herein if the Employee breaches Sections 6.8(d), 7, or 9.

(d) In the case of a termination pursuant to any of the applicable termination provisions of this Agreement, the Employee (or, in the event of death, the Employee’s estate) shall continue to be obligated to comply with all of the terms, conditions and covenants of this Agreement that survive the termination of his employment. In addition, the Employee (or, in the event of death, the Employee’s estate) shall fully comply with his obligations to return all of the Company’s property pursuant to the Confidentiality and Intellectual Property Agreement (“Confidentiality Agreement”) entered into between the Company and the Employee. This Section 6.8(d) shall constitute a separate covenant which shall be enforceable after the Term.

6.9 Covenants and Restrictions. The Employee shall be subject to the covenants and other restrictions contained in Sections 6.8(d), 7, 8, 9 and 10 (and any other provisions that by their terms survive the expiration of the Term) both during and after the Term.

7. Restrictive Covenants.

7.1 Non-Competition. In consideration of the at-will employment, continued employment, compensation, and other enforceable promises contained in this Agreement (including potential severance payments and benefits), and other good and valuable consideration, the receipt and sufficiency of which the Employee acknowledged above, and in order to protect the goodwill, Proprietary Information, customer relationships and other legitimate business interests of the Company, the Employee agrees that during the Term and for one (1) year following the Termination Date (collectively the “Restricted Period”), Employee shall not, whether for compensation or without compensation, directly or indirectly, as an employee, officer, owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person or entity, carry on, be engaged or take part in, or render services or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person or entity whose Primary Business involves analysis, research, or the development of clinical products in the field of proteomics (the “Business”). “Primary Business” includes any entity that derives 51% or more of its revenues from the Business. Notwithstanding the foregoing, the Employee’s ownership or control of up to two percent (2%) of the outstanding voting securities or securities of any class of a company with a class of securities which are publicly traded shall not be deemed to be a violation of the provisions of this Section 7.1.

7.2 Non-Solicitation of Employees. In consideration of the at-will employment, continued employment, compensation, Proprietary Information, and other enforceable promises contained in this Agreement (including potential severance payments and benefits), and for other good and valuable consideration, the receipt and sufficiency of which the Employee acknowledged above, the Employee further agrees that the Employee shall not, during the Restricted Period, directly or indirectly (whether as an employee, agent, consultant, owner, investor, manager, officer, advisor or otherwise, in any individual or representative capacity), engage in any of the following activities:

(a)  hire, attempt to hire, contact or solicit with respect to or in anticipation of hiring any person performing services as an officer, employee or consultant of the Company, in each case, who performed services in such capacity at any time during the most recent 12-month period during which the Employee was employed by the Company (the “Reference Period”); or

(b) induce or otherwise counsel, advise or encourage any person who is or was performing services as an officer, employee or consultant of the Company, in each case, at any time during the Reference Period, to leave the employment of the Company, or cease performing services for the Company.

7.3 Non-Interference. In consideration of the at-will employment, continued employment, compensation, Proprietary Information, and other enforceable promises contained in this Agreement (including potential severance payments and benefits), and for other good and valuable consideration, the receipt and sufficiency of which the Employee acknowledged above, the Employee shall not, during the Restricted Period, directly or indirectly, take any actions that interfere with the relationships between the Company, on the one hand, and any customers or suppliers with whom the Employee interacted (either directly or indirectly) or about whom the Employee received Proprietary Information and (i) with whom the Company has had any business relationship or (ii) with whom the Company has discussed a business relationship during the Reference Period, on the other hand, including contacting or soliciting, or responding to any contacts from, any such customers or suppliers (collectively, the “Non-Contact Persons”). For illustration only, and not for purposes of limitation, during the Restricted Period, the Employee shall not knowingly cancel, adversely modify, terminate or decline to consummate any business relationships with vendors or customers of the Company, outside of the ordinary course of business. The foregoing prohibition on solicitation or other interference with the Company’s relationships with the Non-Contact Persons: (a) prohibits any such action by the Employee on behalf of other persons or entities, whether as a consultant, employee, agent, owner, investor, manager, officer, advisor or otherwise, and (b) constitutes a prohibition on accepting any business from any Non-Contact Person (whether individually or on behalf of other persons or entities), other than in the Employee’s capacity as an employee of the Company. In addition, during the Restricted Period, in no event shall the Employee directly or indirectly contact the Non-Contact Persons for any purposes related to this Agreement or the services the Employee provided to the Company, or the enforcement of any rights or remedies granted hereunder, without the prior written consent of the Company.

7.4 Scope of Restrictions. The Employee understands that the foregoing restrictions may restrict his ability to earn a livelihood in a business similar to the business of the Company, but nevertheless acknowledges and agrees that such restrictions are reasonable because of the nature of Employee’s position and because he is to receive Proprietary Information and be paid sufficiently high remuneration and other benefits hereunder to clearly justify such restrictions. The Employee further acknowledges and agrees that such restrictions will not cause unreasonable hardship for the Employee and are no broader than necessary to protect the legitimate interests of the Company.

7.5 Non-Disparagement. During the time the Employee is employed by the Company, and for three (3) years following the Termination Date, Employee shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) in any forum or through any medium of communication regarding the Company or any of its directors, officers or senior management employees. Notwithstanding the foregoing, nothing in this Section 7.5 shall or shall be deemed to prevent or impair Employee from making truthful statements in any legal or administrative proceeding or from otherwise complying with legal requirements.

7.6 Material. The Employee acknowledges that the provisions of this Section 7 were a material inducement to the Company to enter into this Agreement, and that the Company would not have entered into this Agreement but for the agreements and covenants contained herein. The Employee further acknowledges that the territorial and time limitations set forth in this Section 7 are reasonable and properly required for the adequate protection of the business of the Company. Employee hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 7 on the ground of breadth of its geographic scope, product and service coverage, or length of term.

7.7 Compliance Statement. During the time period beginning on the Termination Date and ending at the end of the Restricted Period, the Employee shall deliver to Company a written confirmation that the Employee is and has been acting in compliance with the terms and conditions of this Agreement, as may be requested by the Company from time to time.

8. Certain Remedies. In connection with the provisions of Sections 6.8(b), 7 and 9, the Employee expressly acknowledges and agrees that:

(a)  The Company shall be entitled to all lawful remedies available to it for the enforcement of the covenants contained in Sections 6.8(d), 7 and 9, and such provisions may be enforced by an action, suit or proceeding (a “Proceeding”) in any court of competent jurisdiction. In addition, the Employee acknowledges and agrees that Sections 6.8(b), 7 and 9 shall constitute separate covenants which shall be enforceable during and after the time the Employee is employed by the Company. Without limiting the generality of the foregoing, the Employee acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Agreement were not performed by the Employee in accordance with their specific terms or were otherwise breached by the Employee. It is accordingly agreed that the Company shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other Employee without the necessity of proving that damages would be an inadequate remedy or posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the Company may be entitled hereunder or at law or equity. It is further agreed that any successor or assign of the Company, may enforce the covenants contained in Sections 6.8(d), 7 and 9.

(b) The covenants contained in Sections 6.8(b), 7 and 9 shall be construed as independent of any other provisions of this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Employee contained in Sections 6.8(b), 7 and 9.

9. Dispute Resolution; Waiver of Jury Trial.

9.1 Forum Selection. All Proceedings directly or indirectly arising from or relating to any controversy, dispute or claim based upon, resulting from or relating to this Agreement or the Employee’s employment by the Company or the termination thereof shall be brought in any federal or state court located in Denver, Colorado.

9.2 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO ANY CONTROVERSY, DISPUTE OR CLAIM BASED UPON, RESULTING FROM OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR THE TERMINATION THEREOF.

10. Miscellaneous.

10.1 Assignment. The rights and obligations of the Company under this Agreement may, without the consent of the Employee, be assigned by the Company to any purchaser of the equity securities of the Company or substantially all of its assets and business or to any entity in the Company. The Employee shall not have the right to assign his rights or obligations under this Agreement, including the Employee’s right to receive any compensation hereunder, which may not be assigned, sold, transferred, pledged or hypothecated, nor may the duties and obligations of the Employee hereunder be delegated.

10.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly delivered: (a) two days after deposit with the United States Postal Service, if sent first-class; (b) when delivered by hand; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

if to the Employee:	As indicated on the signature page to this Agreement.

if to the Company:	SomaLogic, Inc.
2945 Wilderness Pl. Boulder, CO 80301 Attention: Chief Executive Officer

10.3 Waiver of Breach. Any failure or delay on the part of the Company to exercise any remedy or right under this Agreement shall not operate as a waiver of any other remedies or rights. The failure of the Company to require performance of any of the terms, covenants, or provisions of this Agreement by the Employee shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the Company.

10.4 Entire Agreement. This instrument, along with the 2017 Equity Incentive Plan (and related agreements), the 2009 Equity Incentive Plan (and related agreements) if applicable, and the Confidentiality Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution of any and all prior written or oral agreements and understandings between them relating to such subject matter, and may only be changed by agreement in writing signed by the parties hereto.

10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflict-of-laws rule or principle that may refer the governance or the construction of this Agreement to the law of another jurisdiction.

10.6 Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes. Notwithstanding such withholding, the Employee shall be responsible for the proper and timely payment of all taxes and other payments due from him to any taxing authority.

10.7 Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in a manner consistent therewith, but without increasing the Company’s liability hereunder. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In addition, the entitlement to any series of payments provided for in this Agreement shall be treated as a series of separate payments rather than a single payment for purposes of Section 409A of the Code. All expense reimbursements provided in this Agreement shall be submitted to the Company by the Employee no later than 60 days after the date on which the applicable expense was incurred, and the Company shall reimburse the Employee within thirty (30) days after such submission (but in no event shall such reimbursement occur later than the last day of the calendar year following the calendar year in which such expense was incurred). In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.

10.8 Headings. The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

10.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and his personal representatives and heirs.

10.10 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is for any reason or to any extent, declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remainder of the provision shall not be adversely affected; provided, however, that if for any reason any court of competent jurisdiction shall find any provisions of Sections 7 or 9 unreasonable in duration, geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the maximum extent permitted by applicable law.

10.11 Amendment. This Agreement may be amended only by a written instrument signed by the Employee and the Company.

10.12 Knowledge and Legal Representation. The Employee acknowledges that the Employee has read and fully understands, or had explained to the Employee by counsel of the Employee’s own choosing, all of the terms and conditions of this Agreement, and that the Employee is signing this Agreement willingly and voluntarily, for and in consideration of the terms, conditions and covenants stated herein.

10.13 Interpretation. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Any reference to a “Section” shall be deemed to refer to a section of this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute a single agreement.

[signature page follows]

Executed to be effective as of the Effective Date.

COMPANY:

SomaLogic, Inc.

By:	/s/ Melody Harris
Name:	Melody Harris
Title:	President & COO

EMPLOYEE:

/s/ Steven Williams
Name: Steve Williams

Address: [***]

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